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                                                                  Exhibit 99.1

                             FOR IMMEDIATE RELEASE

    American Real Estate Investment Corporation Signs Definitive Agreements to Acquire Seven Office Buildings and Three Industrial Buildings for Approximately $58 Million

    PLYMOUTH MEETING, PA, February 4, 1998. American Real Estate Investment Corporation (AMEX: REA) announced today that it has signed definitive agreements to acquire a ten building portfolio totaling approximately 790,000 square feet located in suburban Albany, New York for a total purchase price of $58 million. The portfolio is to be contributed to the REITs umbrella partnership by The Galesi Group, a prominent real estate owner and investment firm and partners, in exchange for the issuance of approximately 1,362,940 Operating Partnership Units and the assumption of related indebtedness. As part of this transaction the Company will enter into an operating agreement with The Galesi Group and Columbia Development that will grant the Company additional rights and options related to other properties and land controlled by the seller. Francesco Galesi will join the Board of Directors as part of the transaction.

    The portfolio consists of seven Class A office buildings, totaling 390,503 square feet, located in suburban Albany, New York, and three state of the art partially refrigerated industrial buildings totaling 396,645 square feet.

- Columbia Circle, a strategically located office park consisting of six two- and three-story brick buildings totaling 329,376 square feet, situated on 37 acres. The buildings, approximately 5 years old, are 99% leased to tenants such as GE, Prudential Insurance, Delmar Publishers, Kemper Insurance, Novalis and others.

- 8 Airline Drive, a two-story office building completed in 1997 containing 61,127 square feet situated on 6 acres, 100% leased by Allstate Insurance and others.

- Buildings 8, 21, 22 Northeastern Industrial Park in Guilderland, New York, 100% leased to AmeriServe, Save-A-Lot and Distribution Unlimited, Inc. under long term leases.

    "We are extremely gratified to be acquiring a premier suburban office portfolio in Albany, as well as gaining an initial foothold in the distribution business in upstate New York. New York's fundamentals have been steadily improving and we look forward to increasing our market presence dramatically. Albany is a target market of ours -- good demographic and employment trends with strong corporate presence, but no dominant player to effect our ability to buy the highest quality real estate at initial cash yields in excess of 10%," said Jeff Kelter, American's President.

    "We are excited about the prospects of adding Francesco Galesi to our board. His operating experience gained in 30 years of real estate development, combined with his serving on the Boards of WorldCom, Inc (WCOM), Waldon Residential Properties, Inc. (WDN) and Amnex (AMX) will bring added strength to our Board," added David McBride, Chairman.


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                                                                  Exhibit 99.1

    American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey and Allentown, Pennsylvania, is a fully-integrated self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast States. The Company currently has 23 properties containing approximately 3.0 million square feet. For more information, contact Jeff Kelter at 610-834-3447 or Email: JKELTER @ AREIC.com.

    This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB.